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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report dated September 14, 1997 included in or made a part of this registration statement, and the incorporation by reference in this registration statement of our report dated June 27, 1997 (except for the transaction as discussed in the footnote entitled "Discontinued Assisted Living, Pharmacy and Home Health Operations" which is dated September 14,
1997) included in Manor Care, Inc.'s Form 8-K dated September 15, 1997, and of our reports dated June 27, 1997, included and incorporated by reference in Manor Care, Inc.'s Form 10-K for the year ended May 31, 1997 and to all references to our Firm included in this registration statement.

Washington, D.C.,
October 14, 1997